Exhibit 10.13

FOURTH AMENDMENT TO THE

AMGEN INC. SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2005)

The following sections of the Amgen Inc. Supplemental Retirement Plan, as amended and restated effective January 1, 2005, (the “Plan”) are hereby amended effective as of October 1, 2007, unless provided otherwise herein:

1. Article 5 of the Plan is hereby amended by inserting the underlined provisions within Section 5.1 (Distributions), in which the new paragraph shall read as follows:

“5.1	Distributions. Following the termination of your employment with the Company, the Company will pay you the vested balance in your Account. The payment will be made to you (or your Beneficiary) in a lump sum as soon as administratively practicable after the first day of the Plan Year following the Plan Year in which you terminated your employment (or such later date as may be required under applicable law or permitted under an Election Form); subject to any election to the extent it becomes effective pursuant to Section 5.2 below. For purposes of this Plan, the entitlement to a series of annual installment payments, if elected, is treated as the entitlement to a single payment.”

2. Article 5 of the Plan is further amended by adding the following new Section 5.2 to the Plan immediately following Section 5.1 thereof:

“5.2	Special Transition Rule for 2007. The Committee may, in accordance with Notice 2006-79, provide a limited period in 2007 in which you may make a distribution election with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2007. Any distribution election that you make, which is accepted by the Committee, shall not be treated as a change in either the form or timing of your termination distribution for purposes of Code Section 409A or the Plan. If the distribution election that you submit in accordance with this Section either (a) relates to an amount that would otherwise be paid to you in 2007, or (b) would cause an amount to be paid to you in 2007, such election shall not be effective. You may change your termination distribution election after 2007 only to the extent you make the change at least one year prior to the actual date of your termination of employment, and in accordance with any procedures, forms, and restrictions that the Committee may require. Moreover, although any change must delay the commencement of distribution(s) until at least five years after the year in which the payment would otherwise have been paid, a complete distribution of your Account will be made not later than the end of the 10th year following the year of your termination of employment (and will be paid in that year to the extent otherwise payable in any future year).”

3. Article IX of the Plan is further amended by adding the following new Section 9.7 to the Plan immediately following Section 9.6 thereof:

“9.7	Taxes and Code Section 409A Compliance.

(a)	Except to the extent specifically provided within this Plan or any separate written agreement between you and the Company, you shall be solely responsible for the satisfaction of any taxes with respect to the severance benefits under this Plan (including, but not limited to your share of employment taxes and penalties on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to the taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors or agents shall have any obligation to hold any you harmless from any or all of such taxes.

(b)

If, at the time of your “separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations section 1.409A-1(h)), you are a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulations section 1.409A-1(i)), the

Company will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth (6th) calendar month beginning after your separation from service (the “409A Suspension Period”). For purposes of this Plan, “Specified Benefits” are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay them, pursuant to this Plan, on account of your separation from service. Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence, without interest.

(c)	This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. Notwithstanding Section 7.4 above, the Company reserves the right to unilaterally amend this Plan without your consent in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.”

To record this Amendment to the Plan as set forth herein, Amgen Inc. has caused its authorized officer to execute this document this 16th day of October 2007.

AMGEN INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources